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                                                                   EXHIBIT 4.05


                         SERVICESOFT TECHNOLOGIES, INC.

                              AMENDED AND RESTATED

                             1994 STOCK OPTION PLAN



1. Purpose. The Servicesoft Technologies, Inc. Stock Option Plan (the "Plan") is intended to provide a method whereby employees and other associated persons (including officers and directors) of Servicesoft Technologies, Inc. (the "Company") and its subsidiaries who are making, and are expected to continue making, substantial contributions to the successful management and growth of the Company and its subsidiaries may be offered an opportunity to acquire Common Stock, par value $0.01 per share (the "Common Stock"), of the Company. The intention is to increase the proprietary interest of those persons in the Company and their incentive to remain in and advance in the service of the Company and its subsidiaries and to attract and retain personnel of experience and ability by granting such persons an opportunity to acquire a proprietary interest in the Company. Accordingly, the Company may, from time to time, grant to such employees as may be selected in the manner hereinafter provided, incentive stock options ("Incentive Stock Options"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonstatutory stock options ("Nonstatutory Stock Options") to purchase shares of Common Stock of the Company on the terms and conditions hereinafter established. The Incentive Stock Options and Nonstatutory Stock Options sometimes are referred to herein individually as an "Option" and collectively as the "Options".

2. Administration. The Plan shall be administered by a Compensation Committee (the "Committee") appointed by the Board of Directors of the Company. The Committee shall consist of no fewer than three members who may also be members of the Board of Directors of the Company and participate in the Plan. Should the Company become subject to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Committee shall consist of not fewer than three "disinterested persons", as that term is defined in subparagraph (d)(3) of Rule 16b-3 ("Rule 16b-3") under the Exchange Act. Members of the Committee then will not be able to participate in the Plan or become members if one year prior to an occurrence whereby the Company becomes subject to Rule 16b-3 they received an option under any plan of the Company. Subject to the terms and conditions of the Plan and relevant commitments of the Company, the Committee shall have full authority in its discretion, from time to time, and at any time, to select the persons to whom Options shall be granted, to determine the number of shares to be covered by each option, the time at which the Option shall be granted, the terms and conditions of Option Agreements (as hereinafter defined) and, except as hereinafter provided, the option exercise price and the term during which the Options may be exercised.

        The Board of Directors may at any time appoint or remove members of the Committee and may fill vacancies, however caused, in the Committee. The Committee shall select one of its members as its Chairman, and shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum. All actions of the Committee shall be taken by a majority of its members and can be taken by written consent in lieu of a meeting. The Committee shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3. Interpretation and Amendment. The interpretation, construction or determination of any provisions of the Plan by the Committee shall be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

        The Board of Directors may, at any time, amend, alter, suspend or terminate the Plan; provided, however, that any such action shall not impair any Options theretofore granted under the Plan, and provided further that no amendment of the Plan may be effected with regard to the following actions without the approval of the holders of at least the majority of the voting stock of the Company: (i) the total number of shares of Common Stock that may be purchased under the Plan shall not be increased (except as permitted by Paragraph 11); (ii) the option period during



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which outstanding Options granted under the Plan may be exercised shall not be extended; and (iii) the class of individuals eligible to receive options under the Plan cannot be changed.

4. Participants. Incentive Stock Options may be granted under the Plan to all employees of the Company and its subsidiaries (including employees who are also directors or officers of the Company or its subsidiaries). The term "subsidiary" shall mean "subsidiary corporation" as defined in Section 425 of the Code. No Incentive Stock Option shall be granted to an employee who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company or any subsidiary of the Company; provided, however, that an Incentive Stock Option may be granted to such an employee if, at the time such Incentive Stock Option is granted, the option exercise price is at least one hundred and ten percent (110%) of the fair market value of the Common Stock subject to the Incentive Stock Option, and such Incentive Stock Option is by its terms not exercisable after the expiration of five (5) years from the date such Incentive Stock Option is granted. Nonstatutory Stock Options may be granted to any person who has provided services to the Company, as determined is appropriate by the Committee.

        Subject to the preceding paragraph, receipt of stock options under any other stock option plan maintained by the Company or any subsidiary shall not, for that reason, preclude a person from receiving Options under the Plan.

5. Common Stock. The Common Stock which may be issued and sold pursuant to Options granted under the Plan from time to time shall not exceed in the aggregate 2,200,000 shares of the Common Stock of the Company. The number of shares issuable under the Plan may be increased to allow for the reissuance or disposition of shares that have been issued upon the exercise of options granted under the Plan and reacquired by the Company. The shares of Common Stock reissued and sold under the Plan may be the Company's authorized but unissued shares, or shares held in the Company's treasury.

6. Terms and Conditions of Options. Options granted pursuant to the Plan shall be in such form and on such terms as the Committee shall, from time to time, approve, but subject, nevertheless, to the following terms and conditions:

        The Option shall state the total number of shares of Common Stock to which it relates and no fractional shares of Common Stock shall be issued.

        The Option exercise price per share of Common Stock issuable upon the exercise of an Incentive Stock Option shall be not less than one hundred percent (100%) of the fair market value of the Common Stock covered by such Option at the date such Option is granted, or, in the case of an employee who at the time the Incentive Stock Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company or any subsidiary of the Company, the Option exercise price for any Incentive Stock Option shall be not less than one hundred and ten percent (110%) of the fair market value of the Common Stock covered by such Option.

        Notwithstanding any other provision of the Plan, the term of an Option shall be for a period of not more than ten (10) years from the date such Option is granted.

        An Option must be granted within ten (10) years of the earlier of the date the Plan is adopted or the date this Plan is approved by the Company's stockholders in accordance with Paragraph 22.

        No individual shall be given the opportunity under this Plan to exercise Incentive Stock Options for the purchase of Common Shares valued (at the time of grant of the Incentive Stock Options) in excess of $100,000, in any calendar year, unless and to the extent that said Options shall have first become exercisable in the preceding year. No Incentive Stock Option shall be granted hereunder in such a manner as would cause the foregoing restrictions to be violated.

7. Restrictions on Disposition and Obligation of Resale. Shares of Common Stock acquired by an employee pursuant to the exercise of a Nonstatutory Stock Option under the Plan shall not be sold, transferred, or otherwise



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disposed of and shall not be pledged or otherwise hypothecated, except as provided in Section 12 and in this Section 7. (Any such sale, transfer or other disposition, or any pledge or other hypothecation shall hereinafter be referred to as a "disposition"). In the event of the termination of employment for any reason except retirement with the consent of the Company or death, such shares shall, except as provided below, be offered for resale to the Company at the original exercise price of the Nonstatutory Stock Option the exercise of which resulted in the subject shares. Shares as to which the restrictions against disposition and the obligations of resale to the Company have lapsed in accordance with the provisions set forth below shall be referred to as "free shares". Shares as to which the restrictions against disposition and the obligation of resale to the Company have not lapsed as provided below shall be referred to as "restricted shares". Holders of restricted shares may vote their shares at any meeting of holders of shares of Common Stock. The Committee may provide for the issuance of restricted shares subject to this paragraph to a Trustee in exchange for payment of par value only and direct said Trustee to issue an appropriate proxy authorizing the Optionee to vote said restricted shares.

        The restrictions against disposition and the obligation of resale to the Company of shares acquired pursuant to the Plan shall lapse as the Board of Directors or Committee shall determine, and such terms shall be incorporated into and be made a part of the option Agreement between the Company and the employee. Any provision for the lapse of the restrictions against disposition and the obligation of resale shall apply with respect to shares subject to an option and/or shares issued upon the exercise of any related stock appreciation rights whether or not the Option has been exercised in whole or part on the date of lapse.

        In the event of the termination of employment for any reason, shares issued to the employee pursuant to the exercise of a Nonstatutory Stock Option under the Plan, which shares have not as of the date of termination of employment, become free shares as defined above, shall become subject to an obligation of immediate resale to the Company. The obligation of resale in the case of disability, termination of employment due to retirement with the consent of the Company or death shall be terminated to the same extent as an unexercised Option may be exercised under similar circumstances as set forth in Sections 9 and 11. Shares subject to such obligation of resale shall be delivered to the Company within thirty (30) days following the termination of employment. Within sixty (60) days following a timely delivery of such shares, the Company will compensate the employee (at the original acquisition price) for such number of shares as the Company elects to purchase and will return to the employee any shares not so purchased. Nothing in this Paragraph 7 shall require the Company to repurchase shares issued to employees under the Plan. In the event the Company exercises its rights under this Plan, restricted shares that are not delivered to the Company within thirty (30) days following the termination of employment shall remain subject to the restrictions against disposition, and such restrictions shall not lapse as otherwise provided in this Paragraph 7 and in the employee's Option Agreement.

        Notwithstanding any of the foregoing restrictions, any restricted shares acquired under the Plan may at any time be pledged or otherwise hypothecated to secure borrowing by the employee to obtain the acquisition price to be paid by the employee for such shares, provided, however, that the amount of such borrowing may not exceed the acquisition price of such shares.

        The provisions of this Paragraph 7 and the provisions of any Option Agreement between the Company and an employee relating to the restrictions against disposition and the obligation of resale to the Company shall be applied according to their terms or according to such other terms and conditions, or at such other times and dates, as the Board of Directors or the Committee may from time to time establish.

8. Stock Appreciation Rights.

        A "stock appreciation right" is the right of an Optionee, without payment to the Company (except for applicable withholding taxes), to receive the excess of the Fair Market Value per share on the date on which a stock appreciation right is exercised over the option price per share as provided in the related underlying Option. A stock appreciation right shall pertain to, and be granted only in conjunction with, a related underlying Option granted under this Plan and shall be exercisable and exercised only to the extent that the related option is exercisable. The number of shares of Common Stock subject to the stock appreciation right shall be all or part of the shares subject to the related Option, as determined by the Committee. The stock appreciation right shall either become all or partially non-exercisable and shall be all or partially forfeited if the exercisable portion, or any part thereof, of the related option is exercised and vice versa.



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        At the discretion of the Committee, any Option granted under this Plan may, at the time of such grant, include a stock appreciation right. The Committee may impose conditions upon the grant or exercise of the stock appreciation right which conditions may include a condition that the stock appreciation right may only be exercised in accordance with the rules and regulations adopted by the Committee from time to time. Such rules and regulations may govern the right to exercise the stock appreciation right granted prior to the adoption or amendment of such rules and regulations as well as stock appreciation rights granted thereafter.

        Subject to any restrictions or conditions imposed by the Committee, a stock appreciation right may be exercised by the Optionee as to a number of shares of Common Stock under its related Option only upon the surrender of a like number of shares of Common Stock available to the exercisable portion of the related Option. Upon the exercise of a stock appreciation right and the surrender of the exercisable portion of the related Option, the Optionee shall be awarded cash, shares of Common Stock or a combination of shares and cash at the discretion of the Committee. The award shall have a total value equal to the product obtained by multiplying (1) the excess of the Fair Market Value per share on the date on which the stock appreciation right is exercised over the option price per share by (2) the number of shares subject to the exercisable portion of the related Option so surrendered. The Committee may from time to time, determine a limit as to the payment of the share value of a stock appreciation right. In the event loans by the Company to the Optionee are outstanding at the time of termination of his employment, the limit shall be no less than the then-outstanding loan amount as specified in Paragraph 8(a).

        The portion of the stock appreciation right which may be awarded in cash shall be determined by the Committee from time to time. Cash awards will be subject to the disposition limitations specified in Paragraph 7 hereof The number of shares awardable to an Optionee with respect to the noncash portion of a stock appreciation right shall be determined by dividing such noncash portion by the Fair Market Value per share on the exercisable date. No fractional shares shall be issued.

9. Termination of Employment. Subject to the provision of Section 10, the Option Agreement may provide that if the holder of an Option is an employee of the Company or any subsidiary and ceases to be so employed for any reason, then any options that are exercisable by him at the time he ceases to be employed by the Company or its subsidiaries, and only to the extent such options are exercisable as of such time, may be exercised by him only within ninety (90) days after the date he ceases to be employed by the Company or its subsidiary. Notwithstanding the foregoing, if the holder of an Option is an employee of the Company or any subsidiary and ceases to be so employed as a result of his dismissal for cause (as determined by the Board of Directors in its sole discretion or as otherwise defined in an employment agreement with the Optionholder in effect at that time), the Option Agreement may provide for the immediate termination of any Options granted to such employee. The ninety (90) day limit referred to in this paragraph may be extended on a case-by-case basis at the sole discretion of the Committee.

        Solely for the purposes of the Plan, the transfer of an employee from the employ of the Company to a subsidiary of the Company, or vice-versa, shall not be deemed a termination of employment.

10. Termination as a result of Change of Control.

        In the event that an Optionholder who is an employee of the Company is terminated by the Company upon or within the twelve month period following a Change of Control, and such termination is not a dismissal for cause, fifty percent (50%) of the remaining unvested portion of the total number of Options held by such Option holder issued previously under this Plan shall vest immediately upon such termination and become exercisable, while the remaining Options shall be governed by the provisions of Section 9 of this Plan and the terms of the Option Agreement; provided, however, that the Board of Directors of the Company shall have the discretion to alter such arrangements with respect to a Change of Control in the terms of any particular Option Agreement, and may in particular provide for a different percentage of unvested Options to vest immediately in the event of a Change of Control regardless of whether the employment of the holder of such Options is subsequently terminated.

        In the event of a Change of Control, fifty percent (50%) of the remaining unvested portion of the total number of Options held by each director of the Company who is not an employee of the Company, issued previously under this Plan shall vest immediately upon such Change of Control and become exercisable, while the remaining Options shall be governed by the provisions of
Section 9 of this Plan and the terms of the Option Agreement; provided, however, that the Board of Directors of the Company shall have the discretion to alter such



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arrangements with respect to a Change of Control in the terms of any particular
Option Agreement, and may in particular provide for a different percentage of unvested Options to vest immediately in the event of a Change of Control.

        For purposes of this Section 10, a "Change of Control" shall mean any of the following events: (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the holders of the Company's outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity immediately upon completion of such transaction, (iv) the sale of all of the stock of the Company to an unrelated person or entity or (v) any other transaction (other than a public offering or private placement) in which the owners of the Company's outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the relevant entity after the transaction, in each case, regardless of the form thereof.

11. Death. The Option Agreement may provide that if a holder of an Option shall die while in the employ of the Company or any subsidiary of the Company, his estate, personal representative or beneficiary shall have the right to exercise any Options granted to the Optionholder pursuant to the Plan at any time within two years from the date of his death (or within such shorter period as may be specified by the Company in the Option Agreement), in respect of the total number of shares as to which he would have been entitled to exercise an option at the date of his death.

12. Stock Splits Mergers, etc. In case of any stock split, stock dividend or similar transaction which increases or decreases the number of outstanding shares of Common Stock, appropriate adjustment shall be made by the Board of Directors, whose determination shall be final, to the number of shares of Common Stock which may be purchased under the Plan and the number and option exercise price per share of Common Stock which may be purchased under any outstanding Options. In the case of a merger, sale of assets or similar transaction which results in a replacement of the Company's Common Stock with stock of another corporation, the Company will be required to replace any outstanding Options granted under the Plan with comparable options to purchase the stock of such other corporation. The Company may provide for immediate maturity of all outstanding Options prior to the effectiveness of such merger, sale of assets or similar transaction, with all Options not being exercised within the time period specified by the Board of Directors being terminated.

13. Transferability. Options are not assignable or transferable, except by will or the laws of descent and distribution to the extent set forth in Paragraph 11 and, during an Optionholder's lifetime, may be exercised only by him.

14. Exercise of Options. An Optionholder electing to exercise an option shall give written notice to the Company of such election and of the number of shares of Common Stock that he has elected to acquire and/or, as the case may be, the number of shares of Common Stock as to which stock appreciation rights are being claimed. A holder of Options shall have no rights of a stockholder with respect to shares of Common Stock covered by the Option until after the date of issuance of a stock certificate to him upon partial or complete exercise of his Option.

15. Written Option Agreement. Agreements granting Options under the Plan ("Option Agreements") shall be in writing, duly executed and delivered by or on behalf of the Company and the Optionholder, and shall contain such terms and conditions as the committee deems advisable. If there is any conflict between the terms and conditions of any option Agreement and of the Plan, the terms and conditions of the Plan shall control.

16. Payment. The Option exercise price shall be payable upon the exercise of the Option in cash, by certified check or by the tender of shares of Common Stock or, at the discretion of the Board of Directors, by paying in cash, at the minimum, the par value of the shares of Common Stock being acquired and executing a promissory note for the balance of the option exercise price, provided that said note shall bear interest at a rate which is no less than the lowest applicable U.S. federal rate required to be charged to preclude the recharacterization of any amount of stated principal as interest for U.S. federal tax purposes. If the shares of Common Stock are tendered as payment of the option exercise price, the value of such shares shall be their fair market value as of the date of exercise. If such



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tender would result in the issuance of fractional shares of Common Stock, the
Company shall instead return the difference in cash or by check to the employee.

17. Restrictions on Issuing Shares. The exercise of each Option shall be subject to the condition that if at any time the Company shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration, or qualification of any shares otherwise deliverable upon such exercise upon any securities exchange or under any state or federal law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise in the delivery or purchase of shares pursuant thereto, then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company. The Company shall use its best efforts to effect or secure the necessary withholding, listing, registration, qualification, consent or approval so as to effect the exercise of each Option and issue and deliver the shares purchased thereunder.

18. Term of Plan. The Plan shall terminate ten (10) years after the Plan is adopted by the Board of Directors, and no Option shall be granted pursuant to the Plan after that date.

19. Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to the exercise of Options granted under the Plan will be used for general corporate purposes.

20. Obligation to Exercise Option. The granting of an Option shall impose no obligation on the Optionholder to exercise such option.

21. Continuance of Employment. Neither the Plan nor any Option Agreement shall impose any obligation on the Company or on any subsidiary of the Company to continue the employment of an Optionholder, and nothing in the Plan or in any Option Agreement shall confer upon any Optionholder any right to continue in the employ of the Company or the subsidiary of the Company or conflict with the right of either to terminate such employment at any time.

22. Effectiveness of the Plan. The Plan shall become effective on the date of its adoption by the Board of Directors, but subject, nevertheless, to (a) approval, within twelve (12) months thereof, by the stockholders representing at least a majority of the voting stock of the Company or by such greater percentage as may from time to time be required under the laws of the State of Delaware, and (b) such approvals as may be required by any other public authorities. Options under this Plan may be granted but not exercised until it is approved by the Company's shareholders. In the event the Plan is not approved, the Plan shall terminate and all Options granted shall be void and have no force or effect.

As amended and restated through July 7, 1999.




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                      NON-QUALIFIED STOCK OPTION AGREEMENT
                           UNDER THE SERVICESOFT, INC.
                        1994 STOCK OPTION AND GRANT PLAN



Name of Optionee:                  <<Name>>

No. of Option Shares:              <<Shares>> Shares of Common Stock

Grant Date:                        <<Grant_Date>>

Option Exercise Price/Share:       <<Exercise_Price>>


        Pursuant to the Servicesoft, Inc. Amended and Restated 1994 Stock Option Plan (the "1994 Plan"), Servicesoft, Inc. a Delaware corporation (together with all successors thereto, the "Company"), hereby grants to the person named above (the "Optionee"), who is an officer, employee, director, consultant or other key person of the Company or any of its subsidiaries, an option (the "Stock Option") to purchase on or prior to the Expiration Date (as defined below), all or any part of the number of shares of Common Stock, par value $.01 per share ("Common Stock"), of the Company indicated above (the "Option Shares," and such shares once issued shall be referred to as the "Issued Shares"), at the option exercise price per share specified above (the "Option Exercise Price"), subject to the terms and conditions set forth in this Non-Qualified Stock Option Agreement (the "Agreement") and in the 1994 Plan. This Stock Option is not intended to qualify as an "incentive stock option" as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"). All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the 1994 Plan.

1. VESTING, EXERCISABILITY, AND TERMINATION.

        (a) No portion of this Stock Option may be exercised until such portion shall have vested.

        (b) Except as set forth below and in Section 6, and subject to the determination of the Compensation Committee of the Board of Directors of the Company or the Board of Directors of the Company, as applicable (the "Committee"), in its sole discretion to accelerate the vesting schedule hereunder, this Stock Option shall be vested and exercisable with respect to the Option Shares on the respective dates as follows: (i) 25% of the Option Shares on the first anniversary of the Grant Date (as set forth above) and (ii) 2.08% of the Option Shares on the monthly anniversary of the Grant Date thereafter.

        (c) Except as set forth in the 1994 Plan with regard termination as a result of a Change of Control, in the event that the Optionee's employment or other business relationship with the Company and its subsidiaries terminates for any reason or under any circumstances, including the Optionee's resignation, retirement or termination by the Company, upon the Optionee's death or disability, or for any other reason, regardless of the circumstances thereof, this Stock Option may thereafter be exercised, to the extent it was vested and exercisable on such date of such termination, until the date specified in
Section 1(d) below. Any portion of the Stock Option that is not exercisable on the date of termination of the Optionee's employment or other business relationship with the Company shall immediately expire and be null and void.

        (d) Subject to the provisions of Section 6 below, once any portion of this Stock Option becomes vested and exercisable, it shall continue to be exercisable by the Optionee or his or her successors as contemplated herein at any time or times prior to the earliest of (i) the date which is (A) 12 months following the date on which the Optionee's employment or other business relationship with the Company and its subsidiaries terminates due to death or disability (as defined in Section 422(c)(6) of the Code) or (B) 90 days following the date on which the Optionee's employment or other business relationship with the Company terminates if the termination is due to any other reason, provided however, if the Optionee's employment or other business relationship with the Company is terminated for cause, this Stock Option shall terminate immediately upon the date of the Optionee's termination, or (ii) the date ten (10) years from the Grant Date (the earliest to occur of such dates being the "Expiration Date"). For purposes of this Agreement the Committee shall have sole discretion to determine the



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reason for the termination of the Optionee's employment or other business relationship with the Company or any subsidiary.

2. EXERCISE OF STOCK OPTION.

        (a) The Optionee may exercise this Stock Option only in the following manner: Prior to the Expiration Date (subject to Section 6), the Optionee may deliver a Stock Option exercise notice (an "Exercise Notice") in the form of Appendix A hereto indicating his or her election to purchase some or all of the Option Shares with respect to which this Stock Option has vested at the time of such notice. Such notice shall specify the number of Option Shares to be purchased. Payment of the purchase price may be made by one or more of the following methods; provided, however, that the methods set forth in subsections
(ii) and (iii) below shall become available only after the closing of the Initial Public Offering:

           (i) In cash by certified or bank check or other instrument acceptable to the Committee; or

           (ii) In the form of shares of Stock that are not then subject to restrictions under any Company plan and that have been held by the optionee free of such restrictions for at least six months, if permitted by the Committee in its discretion such surrendered shares shall be valued at fair market value on the exercise date;

           (iii) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure;

           (iv) By the optionee delivering to the Company a promissory note if the Board has authorized the loan of funds to the optionee for the purpose of enabling or assisting the optionee to effect the exercise of his Stock Option; provided that at least so much of the exercise price as represents the par value of the Stock shall be paid other than with a promissory note

           (b) Certificates for the Option Shares so purchased will be issued and delivered to the Optionee upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance. Until the Optionee shall have complied with the requirements hereof and of the 1994 Plan, the Company shall be under no obligation to issue the Option Shares subject to this Stock Option, and the determination of the Committee as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company shall have issued and delivered the Option Shares to the Optionee, and the Optionee's name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Optionee shall have full dividend and other ownership rights with respect to such Issued Shares, subject to the terms of this Agreement.

           (c) Notwithstanding any other provision hereof or of the 1994 Plan, no portion of this Stock Option shall be exercisable after the Expiration Date, including such date as is contemplated by Section 6 hereof.

3. INCORPORATION OF 1994 PLAN. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the 1994 Plan.

4. TRANSFERABILITY. This Agreement is personal to the Optionee and is not transferable by the Optionee in any manner other than by will or by the laws of descent and distribution. This Stock Option may be exercised during the Optionee's lifetime only by the Optionee (or by the Optionee's guardian or personal representative in the event of the Optionee's incapacity). The Optionee may elect to designate a beneficiary by providing written notice of the name of such beneficiary to the Company, and may revoke or change such designation at any time by filing written notice of revocation or change with the Company; such beneficiary may exercise the Optionee's Stock Option in the event of the Optionee's death to the extent provided herein. If the Optionee does not designate a beneficiary, or if the designated beneficiary predeceases the Optionee, the executor of the Optionee may exercise this Stock Option to the extent provided herein in the event of the Optionee's death.

5. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. The shares of stock covered by this Stock Option are shares of Common Stock of the Company. Subject to Section 6 hereof, if the shares of Common Stock as a whole are increased, decreased, changed or converted into or exchanged for a different number or kind of shares or securities of the Company or any successor entity (or a parent or subsidiary thereof), whether through merger or consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or the like, an appropriate and proportionate adjustment shall be made in the number and kind of shares and in the per share exercise price of shares subject to any unexercised portion of this Stock Option. In the event of any such adjustment in this Stock Option, the Optionee thereafter shall have the right, subject to Section 6, to purchase the number of shares under this Stock Option at the per share price, as so adjusted, which the Optionee could purchase at the total purchase price applicable to this Stock Option immediately prior to such adjustment, all references herein to Common Stock shall be deemed to refer to the security that is subject to acquisition upon exercise of this Stock Option and all references to the Company shall be deemed to refer to the issuer of such security. Adjustments under this
Section 5 shall be determined by the Committee, whose determination as to what adjustment shall be made, and the extent thereof, shall be conclusive. No fractional shares of Common Stock shall be issued under the 1994 Plan resulting from any such adjustment, but the Company in its discretion may make a cash payment in lieu of fractional shares.

6. EFFECT OF A CHANGE OF CONTROL. In the event of a Change of Control of the Company, this Option shall be subject to termination, assumption, substitution, adjustment and/or limitation as provided in Section 10 of the 1994 Plan.

7. WITHHOLDING TAXES. The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any federal, state and local taxes required by law to be withheld on account of such taxable event. Subject to approval by the Committee, the Optionee may elect to have the minimum withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Common Stock to be issued or transferring to the Company, a number of shares of Common Stock-with an aggregate fair market value that would satisfy the withholding amount due. The Optionee acknowledges and agrees that the Company or any subsidiary of the Company has the right to deduct from payments of any kind otherwise due to the Optionee, or from the Option Shares to be issued in respect of an exercise of this Stock Option, any federal, state or local taxes of any kind required by law to be withheld with respect to the issuance of Option Shares to the Optionee.

8. COMPANY'S RIGHT OF FIRST REFUSAL.

           (a) Exercise of Right. If the Optionee desires to transfer all or any part of the Issued Shares, to any person other than the Company (an "Offeror"), the Optionee shall: (i) obtain in writing an irrevocable and unconditional bona fide offer (the "Offer") for the purchase thereof from the Offeror; and (ii) give written notice (the "Option Notice") to the Company setting forth the Optionee's desire to transfer such shares, which Option Notice shall be accompanied by a photocopy of the Offer and shall set forth the name and address of the Offeror and the price and terms of the Offer. Upon receipt of the Option Notice, the Company shall have an assignable option to purchase any or all of such Issued Shares (the "Company Option Shares") specified in the Option Notice, such option to be exercisable by giving, within 30 days after receipt of the Option Notice, a written counternotice to the Optionee. If the Company elects to purchase any or all of such Company Option Shares, it shall be obligated to purchase, and the Optionee shall be obligated to sell to the Company, such Company Option Shares at the price and terms indicated in the Offer within 30 days from the date of delivery by the Company of such counternotice.

           (b) Sale of Company Option Shares to Offeror. The Optionee may, for 60 days after the expiration of the 30-day option period as set forth in Section 8(a), sell to the Offeror, pursuant to the terms of the Offer, any or all of such Company Option Shares not purchased or agreed to be purchased by the Company or its assignee. If any or all of such Company Option Shares are not sold pursuant to an Offer within the time permitted above, the unsold Company Option Shares shall remain subject to the terms of this Section 8.

           (c) Adjustments for Changes in Capital Structure. If there shall be any change in the Common Stock of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, or the like, the restrictions contained in this Section 8 shall apply with equal force to additional and/or substitute securities, if any, received by the Optionee in exchange for, or by virtue of his or her ownership of, Issued Shares.

           (d) Failure to Deliver Option Shares. If the Optionee fails or refuses to deliver on a timely basis duly endorsed certificates representing the Company Option Shares to be sold to the Company or its assignee pursuant to this
Section 8, the Company shall have the right to deposit the purchase price for such Company Option Shares in a special account with any bank or trust company, giving notice of such deposit to the Optionee, whereupon such Company Option Shares shall be deemed to have been purchased by the Company. All such monies shall be held by the bank or trust company for the benefit of the Optionee. All monies deposited with the bank or trust company but remaining unclaimed for two years after the date of deposit shall be repaid by the bank or trust company to the Company on demand, and the Optionee shall thereafter look only to the Company for payment. The Company may place a legend on any certificate for Issued Shares delivered to the Optionee reflecting the restrictions on transfer provided in this Section 8.

           (e) Expiration of Company's Right of First Refusal. The first refusal rights of the Company set forth above shall remain in effect until the closing of an Initial Public Offering or such other event as a result of or following which the Common Stock shall be publicly held.

9. LOCKUP PROVISION. The Optionee agrees, if requested by the Company and any underwriter engaged by the Company, not to sell or otherwise transfer or dispose of any securities of the Company (including, without limitation pursuant to Rule 144 under the Act) held by him or her for such period following the effective date of any registration statement of the Company filed under the Act as the Company or such underwriter shall specify reasonably and in good faith, not to exceed 180 days in the case of the Company's Initial Public Offering or 90 days in the case of any other public offering.

10. MISCELLANEOUS PROVISIONS.

        (a) Employment. This Option does not confer upon the Optionee any rights with respect to employment or continuation of employment or other business relationship with the Company, nor shall it interfere with any right of the Company to terminate such employment or other business relationship at anytime.

        (b) Equitable Relief. The parties hereto agree and declare that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

        (c) Release. In consideration for the issuance of this Stock Option, the Optionee hereby releases and forever discharges the Company, its employees, directors and stockholders and their representatives and agents, from any and all claims, demands, actions, agreements and promises whatsoever of every name, nature and description, both in law and in equity, for shares of Common Stock or options to purchase such shares or any other equity securities of the Company other than the shares of Common Stock underlying this Stock Option. For purposes of this Section 10, the term "Company" shall be deemed to include its Subsidiaries.

        (d) Change and Modifications. This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be changed, modified or terminated only by an agreement in writing signed by the Company and the Optionee.

        (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (or the state of incorporation of any successor corporation) without regard to conflict of law principles.

        (f) Headings. The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Agreement and shall not be considered in the interpretation of this Agreement.

        (g) Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

        (h) Notices. All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by telex or facsimile transmission or when received if mailed by first class registered or certified mail, postage prepaid. Notices to the Company or the Optionee shall be addressed as set forth underneath their -signatures below, or to such other address or addresses as may have been furnished by such party in writing to the other.

        (i) Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives. The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

        (j) Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

                            [SIGNATURE PAGE FOLLOWS]

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned as of the date first above written.


                                        Servicesoft, Inc..



                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:


                                        Address:
                                                Two Apple Hill Drive
                                                Natick, MA 01760

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned as of the date first above written.


                                        OPTIONEE:




                                        ---------------------------------------
                                        <<Name>>

                                        Optionee's Address:


                                        ---------------------------------------
                                        ---------------------------------------
                                        ---------------------------------------

                                        DESIGNATED BENEFICIARY:


                                        ---------------------------------------
                                        Name:

                                        Beneficiary's Address:


                                        ---------------------------------------
                                        ---------------------------------------
                                        ---------------------------------------